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Will Lansing
March 23, 2000
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March 23, 2000



Will Lansing
50 Cristofori Circle
Maple Plain, MN 55359

Dear Will:

We're delighted to offer you a position with NBC Internet, Inc. The following outlines your compensation and benefit package and other terms of your employment.

     1. POSITION AND DUTIES. Your title will be Chief Executive Officer. In this role, you will report to the Board of Directors of NBCi (the "Board"), specifically to Bob Wright, Chairman of the Board. As CEO you will be responsible for all strategic, operational, and financial aspects of running the Company, as well as all duties customary to such position and such duties as may be assigned to you by the Board, and you will be held accountable for delivering the results expected by its Board and shareholders. In addition, the Company will recommend that you be elected as a director of the Board of NBCi. You will devote your full business time and attention to performing your duties to the Company, except with respect to the duties you perform as a member of the boards of directors of the entities listed on Exhibit A to this agreement, and in accordance with NBCi policy.

     2. SALARY. You will be entitled to an annual base salary of $800,000, payable bi-monthly, which equates to $30,769.23 per pay period, less standard payroll taxes and withholdings.

     3. BONUS. You will be entitled to an annual bonus of up to $1,200,000, with $900,000 guaranteed, and up to $300,000 discretionary, paid based on achievement of written business objectives to be agreed upon annually between you and NBCi's Board. Your guaranteed bonus will be paid quarterly, and your discretionary bonus will be paid annually following the close of the year's financial records. This will allow for quarterly fluctuations in the Company's performance and operating results, with an eye toward determining the discretionary bonus based on cumulative year-end results. Your bonus will be pro-rated for 2000 based upon the portion of the year for which you are employed by NBCi. You must be employed by NBCi on the date any quarterly or annual bonus is payable to be eligible to receive such bonus payment.

     4.   START DATE. Your first day of employment will be March 27, 2000.


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     5.   STOCK OPTIONS. You will be granted an incentive stock option to purchase 1,000,000 shares of NBCi Class A Common Stock at an exercise price equal to the closing price of such stock on March 24, 2000. This option will be subject to the terms and conditions of the NBCi 1999 Stock Incentive Plan and the provisions set forth in paragraph 11 below. This option will vest over a three-year period, with the first one-third shares vesting upon the first anniversary of your employment start date, and the remainder vesting in equal monthly installments over the remaining two years.

     6. RESTRICTED STOCK GRANT. You will be granted the number of restricted stock shares of NBCi Class A Common Stock valued at a total of $12,000,000, based upon such stock's closing price on March 24, 2000, at no cost to you. These shares will vest in the following installments: 50% of the shares will vest on the completion of your second year of employment, and the remaining 50% will vest on the completion of your third year of employment.

     7. BENEFITS. You will receive all benefits available to peer officers. On the first day of the month following your start date, you will be eligible to participate in the NBCi Medical, Dental, Vision, Life, AD&D, and Long-Term Disability plans. These benefits are also available for your dependents. You will be eligible to participate in the NBCi 401(k) program in the next open enrollment period, which starts the first day of each month. You will also be provided with a daily car and driver service, at NBCi's expense, for purposes of your personal transport to and from your home and our headquarters office in San Francisco (or to other business-related destinations as required).

     8. HOUSING LOAN. NBCi will offer you an interest-free loan in the amount of $4,000,000, immediately upon your employment start date, for the sole purpose of purchasing a primary residence in the local San Francisco Bay Area. This loan will be forgiven in full by NBCi, resulting in ordinary income to you, on your third anniversary with the company. This loan will be secured by a second mortgage on your primary residence in the Bay Area, to be held by NBCi. Termination of your employment by NBCi for cause (as defined below), or by you without good reason (as defined below), prior to your third anniversary will require you to repay the loan in full to NBCi prior to your last date of employment. Termination of your employment by NBCi not for cause, or by you with good reason, will result in the loan being forgiven in full as of the date of termination.

     9. RELOCATION. NBCi will cover your reasonable and customary relocation expenses incurred in the course of moving your family to the Bay Area in accordance with NBCi policy. This will include, but is not limited to, brokerage fees for the sale of your existing residence, relocation services, items such as round trip airfare for you and your family for house-hunting trip(s) as needed, packing and shipping of your household goods and personal vehicle(s), temporary housing and trips home for personal business and visits until your new residence is purchased and ready for occupancy, and other related expenses.

     10. PTO. You will accrue up to 15 days of PTO (paid time off) during your first year of


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employment with NBCi, and 20 days of PTO each year thereafter. NBCi also offers several paid holidays throughout the year.

     11. TERM; TERMINATION. The term of this agreement shall be 3 years from your employment start date. This agreement may be terminated by NBCi for cause or by you for good reason on not less than 14 days' written notice. In the event NBCi terminates this agreement for cause or you terminate this agreement without good reason, you shall be entitled to receive only your accrued salary as of your employment termination date, and all unvested shares of NBCi stock options and NBCi restricted stock issued pursuant to this agreement or thereafter shall cease vesting and be terminated or cancelled as of the employment termination date. In the event NBCi terminates this agreement without cause or you terminate this agreement for good reason, NBCi shall (a) immediately vest all of your stock options and restricted stock granted pursuant to this agreement, and (b) pay you the full amount of your base salary and guaranteed bonus through the end of the term of this agreement, in a lump sum or series of payments, at NBCi's discretion, and (c) forgive the loan described in paragraph 8 above; PROVIDED, HOWEVER, that in consideration for such acceleration and payment(s) you agree to give NBCi a full general release of claims.

     For purposes of this agreement "cause" shall mean: gross misconduct in the course of your employment; the commission of a willful act of fraud or dishonesty in the course of your employment; your conviction of a crime constituting a felony, or in respect of any act of fraud, dishonesty or moral turpitude; your material breach of this agreement or the agreements described in paragraphs 14 and 15 below; or your willful failure to perform your job duties, which is not cured within 14 days after receiving written notice of such failure.

     For purposes of this agreement, "good reason" shall mean, subject to NBCi's cure within 14 days after receiving written notice from you, if amenable to cure: a change in your position or duties that results in a significant diminution in your position, title or responsibilities; a substantial reduction of the facilities and perquisites available to you immediately prior to such reduction; a material reduction in cash compensation; a material reduction in the kind/level of employee benefits; a relocation of your office of more than 50 miles; or a change in control of the Company pursuant to which you do not become the CEO of the surviving entity.

     12. NOTICE. You will be required to provide the company with a minimum of six months' notice of (a) your intention to resign your employment without good reason during the term of this agreement, or (b) your decision not to continue your employment with NBCi after the expiration of this Agreement where NBCi has offered to continue your employment as CEO on terms with respect to your base salary, bonus and benefits that are not less favorable than such terms then in effect. You will provide this notice in writing to the Chairman of the NBCi Board, with a copy to NBCi's Senior Vice President of Human Resources. You acknowledge that your failure to give NBCi such notice shall cause NBCi to suffer material and irreparable harm, and therefore NBCi shall be entitled to all appropriate injunctive relief, in addition to other remedies, in the event of any such deficient notice.


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     13.  NON-COMPETITION; NON-SOLICITATION OF EMPLOYEES. You agree that during the period of your employment with NBCi you will not perform any services or engage in any activity, in any capacity, on behalf of any individual or entity, that is competitive with the then current business activities of NBCi. You also agree that for 1 year following the termination of your employment with NBCi, whether by NBCi with or without cause or by you with or without good reason, you will not perform any services or engage in any activity, in any capacity, on behalf of any of the following companies: America Online, EXCITE@HOME, Lycos, Microsoft or Yahoo, including their respective subsidiaries and any successors in interest. In addition, you agree that during the period of your employment with NBCi and for 1 year thereafter you will not solicit for employment, on behalf of any individual or entity other than NBCi, any then current employee of NBCi. Nothing in this agreement shall prohibit you from making investments on your own behalf in any entity that is not competitive with the then current business activities of NBCi.

     14. NON-DISCLOSURE. Your employment with NBCi is conditioned on your signing the attached NBCi Non-Disclosure Agreement. Please review this agreement carefully.

     15. PROPERTY RIGHTS. Your employment with NBCi is conditioned on your signing the Company's Confidential Information and Property Rights Agreement.

     16. IRCA. Your employment at NBCi is conditioned on your ability to document your identity and authorization to work in the U.S. pursuant to the Immigration Reform Control Act of 1986 ("IRCA"). Pursuant to IRCA you agree to permit NBCi to inspect original documents that establish that you are authorized to work in the U.S.

     17. CONFIDENTIALITY. The provisions of this Agreement shall be held in strictest confidence by NBCi and you and shall not be publicized or disclosed in any manner whatsoever; PROVIDED, HOWEVER, that: (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) NBCi may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

     18. RELEASE OF YOUR CURRENT EMPLOYMENT CONTRACT. This offer is contingent upon your presentation to the undersigned of a written release from your current employer, releasing you from all aspects, restrictions and encumbrances of your current employment contract. You will be required to submit this release in tandem with your acceptance of this offer, and prior to your employment start date with NBCi. This letter includes all promises and agreements between you and NBCi pertaining to your compensation, benefits and your employment relationship with NBCi.

     19. MISCELLANEOUS. This letter constitutes the full and complete agreement between us with respect to your employment relationship with NBCi, and supercedes and replaces any verbal


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agreements or commitments made prior to this date by any party. This agreement can only be modified or amended in a writing signed by a duly authorized officer of NBCi. This Agreement shall be construed and enforced under the laws of the State of California.

If you wish to accept this offer of employment, please sign and date this letter and return it to me along with the release of current employment contract described above.

All of us would be thrilled to have you as a member of the NBC Internet team!

Sincerely,




Diane Cordova
Senior Vice President, Human Resources



I have read, understand, and agree to the foregoing terms.


Will Lansing                                         Date


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                                    EXHIBIT A

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